ANNUAL REPORT
Chevy Chase Home Loan Trust 1997-1
$ 95,000,000 6.55% Asset Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   1,008,947     225,924      48,829    1.45%    1,790,002    4.43%
 Feb-2000     813,809     220,417      69,556    2.11%    1,817,972    4.59%
 Mar-2000   1,107,026     215,975      27,189    0.85%    1,361,579    3.54%
 Apr-2000     887,878     209,932      62,981    2.01%    1,046,141    2.78%
 May-2000   1,115,245     205,086      57,169    1.88%    1,167,301    3.20%
 Jun-2000   1,104,202     198,998      33,401    1.13%    1,224,860    3.46%
 Jul-2000     788,603     192,971      42,007    1.46%    1,025,979    2.97%
 Aug-2000     965,091     188,667      37,911    1.35%    1,101,987    3.28%
 Sep-2000   1,136,932     183,399     112,376    4.15%      854,520    2.63%
 Oct-2000     719,020     177,193      13,559    0.51%      814,559    2.57%
 Nov-2000     744,989     173,269      41,016    1.59%    1,128,844    3.64%
 Dec-2000     694,851     169,202      22,742    0.90%    1,025,900    3.39%
          ____________ ___________ ___________
   Totals  11,086,592   2,361,033     568,735

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.